SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM N-8A


          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


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Name: LLANY SEPARATE ACCOUNT S FOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE



Address of Principal Business Office (No. & Street, City, State Zip Code):


120 MADISON STREET, SUITE 1700, SYRACUSE, NY 13202


Telephone Number (including area code):
888-223-1860



Name and address of agent for service of process:


Robert O. Sheppard, Esq., 120 Madison Street, Suite 1700, Syracuse, NY 13202



Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing for Form N-8A:
YES [X]  NO [ ]



                                   SIGNATURES



     Pursuant to the requirements of the Investment Company Act of 1940 the depositor/sponsor, Lincoln Life & Annuity Company of New York, of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Syracuse and the state of New York on the 11th day of March, 1999.


[Seal]



                                      LINCOLN LIFE & ANNUITY FLEXIBLE PREMIUM
                                      VARIABLE LIFE ACCOUNT S

                                      (Name of Registrant)




                                      By LINCOLN LIFE & ANNUITY COMPANY
                                      OF NEW YORK

                                      (Name of sponsor, trustee or custodian)

/s/ Robert O. Sheppard                /s/ Philip L. Holstein
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Attest: Robert O. Sheppard            By Philip L. Holstein
                                      President, Treasurer and Director